Exhibit 10.1

SEVERANCE AND NONSOLICITATION AGREEMENT

THIS AGREEMENT is made and entered into on this      day of                     , 2008, by and between WCI COMMUNITIES, INC. (“WCI”), a Delaware corporation, and Russell Devendorf, (the “Employee”).

RECITALS:

A.	Employee is a Senior Vice President and Chief Financial Officer of WCI, and is an employee of WCI and/or one or more of it subsidiaries.

B.	Employee is not now a party to any employment agreement with WCI or any of its subsidiaries.

C.	WCI would like to provide some assurance to Employee that if Employee’s employment is terminated by WCI without Cause, Employee will receive certain severance payments.

NOW, THEREFORE, IN CONSIDERATION of the recitals and the mutual agreements herein set forth, the parties agree as follows:

1. Definitions. The following terms, which are used in this Agreement, are defined as follows:

a. “Base Salary” means the amount of Employee’s base salary (without inclusion of any bonus) in effect immediately prior to Termination.

b. “Cause” means: (i) any act of willful misconduct or dishonesty by Employee in the performance of his duties; (ii) any willful and persistent failure by Employee to attend to his/her duties; or (iii) any action by Employee which would constitute a violation of the provisions of this Agreement under the headings “Nonsolicitation” and “Confidentiality and Nondisclosure” if such actions occurred during the Nonsolicitation Restricted Period; or (iv) Employee’s conviction of (or pleading guilty or nolo contendere to) any felony, or of a criminal offense resulting in imprisonment, or of any misdemeanor involving theft, embezzlement, dishonesty or moral turpitude.

c. “Company” means WCI and each of its Subsidiaries.

d. “Good Reason” means: (i) any material reduction in Employee’s salary below the level of Base Salary or (ii) any material adverse change in Employee’s duties, title or responsibilities; or (iii) the actual physical relocation of Employee’s work location from WCI Communities, Inc.’s headquarters in Bonita Springs, Florida to a location outside of the State of Florida; provided, however, that Good Reason shall not be deemed to have occurred unless Employee gives WCI thirty (30) days written notice (“Notice”) of the existence of any such event or condition described in clauses (i), (ii) or (iii) above, and, within such thirty (30) day period, the Company does not remedy such event or condition, in which event Good Reason shall be deemed to have occurred at the time of the giving of such written Notice. Good Reason shall cease to exist for an event or condition described in clauses (i), (ii) or (iii) above on the 90th day following its occurrence, unless Employee has given the Company Notice thereof prior to such date.

e. “Nonsolicitation Restricted Period” means a period of twelve (12) months which begins on the date of Termination and ends twelve (12) months after the date of Termination.

f. “Severance” means a cash payment equal to six (6) months of Base Salary, payable in a lump sum.

g. “Subsidiary” means each entity (including, without limitation, every corporation, partnership, limited partnership, limited liability company, trust and joint venture) in which WCI owns, or has the right to acquire, directly or indirectly, a controlling interest.

h. “Termination” means the termination of Employee’s employment with the Company by the Company, other than for Cause, or the termination of such employment by Employee for Good Reason.

i. “WCI” means WCI Communities, Inc., and any successors or assigns in connection with any restructuring of WCI Communities, Inc.

2. Severance

a. Basis for Payment. If Employee’s employment is terminated by Company, other than for Cause, or if Employee terminates his/her employment with the Company for Good Reason, Employee will be entitled to receive Severance.

b. Payment of Severance. Subject to the provisions of section C.l.d. above, Severance will be paid by WCI in one lump sum payment within forty (40) days after the date of Termination.

3. Effect of Death or Disability.

a. During Employment. All of the obligations of WCI hereunder, including the obligation of WCI to pay Severance, will terminate upon a termination of employment as a result of death or disability.

4. Nonsolicitation. During the Nonsolicitation Restricted Period, Employee shall not solicit any person who was an employee of or consultant to the Company at any time within three (3) months prior to Termination to accept employment with Employee, with Employee’s new employer, or with any other person or entity, or encourage any person to terminate his/her employment or consultant relationship with the Company, or assist any person or entity, including Employee’s new employer, in identifying employees of or consultants to the Company to solicit for employment or consulting relationships, or in any way assist any person or entity, including Employee’s new employer, in solicitation of any employee of or consultant to the Company, nor except with the prior written consent of WCI, shall Employee hire, or cause or permit any entity controlled directly or indirectly by Employee to hire, any person as an employee or consultant who was, at any time within three (3) months prior to Termination, an employee of the Company.

5. Confidentiality and Nondisclosure. Employee agrees that he/she shall not use or disclose to third parties any confidential information of the Company. All files, records, documents, data and similar items relating to the Company, as well as all copies thereof, whether prepared by Employee or otherwise coming into his/her possession, shall remain the exclusive property of the Company and shall immediately be returned to the Company upon termination of Employee’s employment. Employee’s obligations under this section shall continue while he/she is an employee of the Company, and after termination of the employment so long as the Company derives value from such confidential information remaining confidential.

6. Release. As a condition to the payment of Severance, Employee will execute a complete release in the form of Exhibit A.

7. Restrictions Reasonable. Employee acknowledges that the restrictions under the sections headed “Nonsolicitation” and “Confidentiality and Nondisclosure” are reasonable and necessary to protect the legitimate interests of WCI and do not cause Employee undue hardship.

8. Equitable Relief. Employee hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Employee from any actual breach of the provisions hereof, and that WCI’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which WCI may be entitled.

9. Fiduciary Obligations of Employee; Other Rights of the Company. The provisions of this Agreement, are not intended to limit the fiduciary and other obligations of the Employee, if any, to the Company under applicable law, and in no event shall this Agreement be interpreted to release or limit any of Employee’s obligations to the Company provided by law.

10. Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to WCI:

Senior Vice President

Human Resources Department

24301 Walden Center Dr.

Bonita Springs, FL 34134

If to the Employee:

Russell Devendorf

3210 Birch Terrace

Davie, FL 33330

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

11. Choice of Law; Venue. This Agreement is made and entered into in the State of Florida. All of the terms and provisions of this Agreement are governed by, and shall be interpreted in accordance with, the laws of the State of Florida. Each of the parties irrevocably consents to exclusive jurisdiction and venue in the Florida state courts located in Naples, Florida, and in the Federal district court which includes Naples, Florida.

12. Legal Fees and Expenses. The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys’ fees. If Employee is awarded the right to recover costs and expenses hereunder, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Employee’s rights pursuant to this Section 12 shall expire at the end of 20 years after the effective date of this Agreement and shall not be subject to liquidation or exchange for another benefit.

13. Exclusive Agreement Regarding Severance. The provisions regarding severance in this Agreement are in lieu of any other severance policy of the Company which might otherwise be applicable to Employee.

14. At-Will Employment. Employee understands and acknowledges that his/her employment with the Company is for an unspecified duration and constitutes “at-will” employment, unless he/she and the Company enter into a written employment agreement signed by the Chief Executive Officer of WCI. Employee acknowledges that, unless such an employment agreement is entered into, his/her employment relationship with the Company may be terminated at any time, with or without Cause at the option either of the Company or Employee, with or without notice.

15. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and to their successors, assigns and personal representatives.

16. Headings; References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof. All section references are to sections of this Agreement, unless otherwise specified. The terms “hereof” or “herein” or similar terms as used in this Agreement refer to this Agreement as a whole and not to any particular provision or part thereof.

17. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)	if the payment or distribution is payable in a lump sum, Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s separation from service; and

(b)	if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated and Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s separation from service, whereupon the accumulated amount will be paid or distributed to Employee and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EMPLOYEE	WCI COMMUNITIES, INC.

By:
Russell Devendorf		Paul Appolonia
	Its:	Senior Vice President Human Resources

Exhibit A

GENERAL RELEASE

This General Release is given on this      day of             ,         , by Russell Devendorf (“Employee”) to WCI Communities, Inc., a Delaware Corporation (“WCI”) and to each entity (including, without limitation, every corporation, partnership, limited partnership, limited liability company, trust and joint venture) in which WCI owns, or has the right to acquire, directly or indirectly, a controlling interest (WCI and all of such other entities are collectively and individually referred to as the “Company”).

WITNESSETH:

WHEREAS, Employee and WCI are parties to a Severance and Nonsolicitation Agreement, dated as of                     , 2008 (the Agreement”), under which WCI is obligated to pay severance payments upon the occurrence of certain events; and

WHEREAS, those events have occurred, and as a consequence, Employee is entitled to receive the severance payments; and

WHEREAS, it is a condition of the payment of severance that Employee release the Company from any obligation or liability to Employee.

NOW, THEREFORE, IN CONSIDERATION of WCI’s agreement to pay severance to Employee under the provisions of the Agreement:

1. General Release.

a. Employee hereby agrees not to sue or file any action, claim or lawsuit against the Company, pursue, seek to recover or recover any alleged damages, seek to obtain or obtain any other form of relief or remedy with respect to, and to take any action to cause the dismissal or withdrawal of, any lawsuit, action, claim or charge against the Company.

b. Employee hereby waives all claims and releases and forever discharges, the Company, and each of its officers, directors, stockholders and employees, from any and all claims, demands, actions, causes of action or liabilities for compensatory damages or any other relief or remedy, and from and against any and all obligations of any kind or nature whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, and whether arising from tort, statute, or contract, including, but not limited to:

(i) any claims arising under or pursuant to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, as amended, the Americans With Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Occupational Safety & Health Act, the Executive Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act, Executive Orders 11246 and 11375, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards

Act, any other state, federal, city, county or local statute, rule, regulation, ordinance or order, any claim for future consideration for employment with the Company; and

(ii) any claims for attorneys’ fees and costs and any employment rights or entitlement law; and

(iii) any claims for wrongful discharge, intentional infliction of emotional distress, defamation, libel or slander, payment of wages, outrageous behavior, breach of contract or any duty allegedly owed to Employee, and any other theory of recovery.

It is the intention of the parties to make this release as broad and as general as the law permits. Notwithstanding the foregoing, Employee does not release WCI from any obligation to Employee under the Agreement, or from any rights Employee may have solely in Employee’s capacity as a holder of securities of WCI.

2. Waiver of Right to Future Employment. Employee waives and has no right or entitlement to future employment with the Company.

3. Acknowledgements of Employee.

a. Employee acknowledges that Employee has been advised to consult with an attorney, at Employee’s own expense, prior to signing this Release.

b. Employee acknowledges that Employee has fully read this Release, understands the contents of this Release, and agrees to its terms and conditions of Employee’s own free will, knowingly and voluntarily, and without any duress or coercion.

c. Employee understands that this is a final general release, and that Employee can make no further claims against the Company having any connection with the events contained herein. Employee also understands that this Release precludes Employee from recovering any damages or other relief as a result of any lawsuit, grievance, charge or claim that may be brought on Employee’s behalf and arising out of Employee’s employment with the Company, or Employee’s resignation or separation from employment with the Company. Employee does not release rights that may arise after the termination of Employee’s employment with the Company.

d. Employee acknowledges that Employee is receiving adequate consideration for signing this Release.

e. Employee acknowledges that this Release is attached to the Agreement, that Employee received a copy of the Agreement, with this form of release attached on                     , and that Employee has had more than twenty-one (21) days from the date he/she received this Release to consider whether to accept and sign it.

4. Employee will have seven (7) days from the date Employee signs this Release to revoke Employee’s acceptance of this Release. Employee acknowledges that until such seven (7) days shall have elapsed, no severance shall be payable by under the Agreement, that if Employee fails to sign this Release, the Company shall not have any obligation to pay severance payments to Employee but Employee shall nevertheless remain bound by the terms of the Severance and Nonsolicitation Agreement.

Dated: ,	EMPLOYEE:

Russell Devendorf